Exhibit 99.1

OSR Health Secures Nasdaq Communication: Loyalty CVR Program Will Not Trigger a Price Adjustment

Bellevue, WA — July 31, 2026 — OSR Health, Inc. (NASDAQ: OSRH) (“OSR Health” or the “Company”) today announced that The Nasdaq Stock Market (“Nasdaq”) stated in a verbal communication with the Company that the Company’s Shareholder Loyalty Contingent Value Rights (CVR) program will not result in any mechanical adjustment to the price of OSR Health’s common stock — either upon the distribution of the CVRs or upon the delivery of additional shares of common stock to enrolled holders under the program.

What this means for shareholders:

●	No mechanical price adjustment. Nasdaq will not apply an ex-date or other downward adjustment to the OSRH share price in connection with the CVR distribution or the delivery of additional shares.

●	Purely additive. Enrolled holders receive additional shares at no cost as the program’s price milestones are met.

●	Market-determined value. The value of OSRH shares will be set by the market — not adjusted by the exchange.

●	Record date: August 14, 2026. Hold your shares by this date to be eligible.

“This communication with Nasdaq provides clarity on an important structural question about our CVR Program,” said Peter Hwang, CEO of OSR Health. “Investors who enroll and hold will receive additional shares – and the value of those shares will be determined entirely by the market’s assessment of what we are building, not by any mechanical “ex date” adjustment. The communication affirms that our loyalty program is additive, and gives shareholders clarity as they approach the August 14 record date.”

Under the Shareholder Loyalty CVR program, shareholders of record as of the Record Date, August 14, 2026 who complete Enrollment are eligible to receive one CVR for each share of OSRH common stock held. Enrolled shareholders who hold their shares continuously are eligible to receive additional shares of common stock, at no cost, as defined closing-price thresholds are met at four measurement dates over the following twelve months. Details of the program, eligibility, and enrollment instructions for both U.S. and non-U.S. shareholders are available at www.osr-health.com/loyaltyprogram

The reference to Nasdaq’s position described above relates solely to the exchange’s treatment of the CVR distribution and related share deliveries for price-adjustment purposes. It does not constitute an endorsement of the program or of an investment in OSRH, and it does not address the separate securities-law requirements applicable to the distribution of the CVRs and the delivery of shares, which remain subject to the Company’s ongoing regulatory process as previously disclosed.

“Our priority now is making enrollment as clear and straightforward as possible, so that every eligible shareholder is positioned to reap the full benefit of this innovative program should its price milestones be reached,” said Tim Smith, Head of Investor Relations at OSR Health. “We don’t want a single shareholder who wishes to participate to miss out over a process step. We’re here to help maximize participation for the shareholders who believe in what we’re building.”

About OSR Health

OSR Health, Inc. (NASDAQ: OSRH) is a global healthcare holding company dedicated to advancing biomedical innovations in health and wellness. Through its subsidiaries, OSR Holdings engages in immuno-oncology, regenerative biologics, and medical device technologies to improve health outcomes worldwide. Learn more at www.osr-health.com

Investor Contact

OSR Health, Inc.
Investor Relations
ir@osr-health.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Shareholder Loyalty CVR program, its treatment by Nasdaq, and the potential delivery of additional shares. These statements are subject to risks and uncertainties, including the satisfaction of the program’s holding-period and price conditions, the outcome and timing of the Company’s separate securities-law and regulatory processes, the Company’s continued listing on Nasdaq, and other factors described in the Company’s filings with the SEC. Actual results may differ materially. The Company undertakes no obligation to update any forward-looking statement except as required by law. This release does not constitute an offer to sell or a solicitation of an offer to buy any securities.